Filed pursuant to Rule 424(b)(3)

Registration No. 333-192451

PROSPECTUS SUPPLEMENT NO. 1
To Prospectus Dated April 29, 2014

BROADWAY FINANCIAL CORPORATION

This prospectus supplement updates, amends and supplements our prospectus dated April 29, 2014 relating to possible resales or other dispositions from time to time of shares of our common stock held by the selling stockholders named therein.  This prospectus supplement incorporates by reference into that prospectus the information contained in the following documents we filed with the Securities and Exchange Commission, or SEC, on the dates indicated:

•                  Form 10-K/A Amendment No. 1 to Annual Report on Form 10-K for the year ended December 31, 2013, filed May 5, 2014

•                  Quarterly Report on Form10-Q for the quarter ended March 31, 2014, filed May 14, 2014

Our prospectus referred to herein and this prospectus supplement incorporate by reference important business and financial information that we file with the SEC and that we are not including in or delivering herewith.  As permitted by the rules of the SEC, the incorporated documents are considered to be part of the prospectus and we are permitted to disclose important information to you by referring you to those documents.  You should therefore read them carefully before deciding whether to invest in our common stock.  Further information regarding documents incorporated by reference is provided in the prospectus under the caption “Incorporation of Certain Information by Reference.”

Pursuant to Rule 412 under the Securities Act, any statement contained in a document incorporated or deemed to be incorporated by reference into our prospectus will be deemed to be modified or superseded to the extent that a statement contained in any subsequently filed document that is incorporated by reference into the prospectus modifies or supersedes such statement.  Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of the prospectus.

You may request a copy of any or all of our filings with the SEC that are incorporated by reference in the prospectus or this prospectus supplement, at no cost, by writing to us or telephoning us at:

Broadway Financial Corporation
5055 Wilshire Boulevard
Los Angeles, California 90036
Attn: Investor Relations
(323) 634-1700
DJohnson@broadwayfederalbank.com

Investing in our common stock involves substantial risks.  You should carefully read the section entitled “Risk Factors” beginning on page 7 of our prospectus referred to herein before investing in our common stock.

The shares of common stock offered hereby are not savings accounts, deposits or any other debt obligation of any savings and loan association or bank, and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

Neither the Securities and Exchange Commission nor any state securities commission, the Board of Governors of the Federal Reserve System or any other regulatory authority has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus supplement.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 20, 2014